Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Will Davis	Dave Mellin
+1 917-519-6994	+1 303-301-3606
wdavis@gogoair.com	pr@gogoair.com

Gogo Announces Fourth Quarter and 2023 Results

Provides 2024 Financial Guidance and Updates Long-Term Targets

Total Revenue of $97.8 million, down 10% Year-over-Year; Record Fourth Quarter Service Revenue of $80.9 million, up 5% Year-over-Year

Q4 Net Income of $14.5 million; Adjusted EBITDA(1) of $35.1 million

BROOMFIELD, CO - February 28, 2024 – Gogo Inc. (NASDAQ: GOGO) (“Gogo” or the “Company”), the world’s largest provider of broadband connectivity services for the business aviation market, today announced its financial results for the quarter ended December 31, 2023.

Q4 2023 Highlights

•
Total revenue of $97.8 million decreased 10% compared to Q4 2022.
o
Record service revenue of $80.9 million increased 5% compared to Q4 2022 and 2% compared to Q3 2023.
o
Equipment revenue of $16.9 million decreased 45% compared to Q4 2022 and decreased 8% compared to Q3 2023.
•
AVANCE equipment units shipped totaled 202, a decrease of 48% compared to Q4 2022 and an increase of 5% compared to Q3 2023.
•
Total ATG aircraft online (“AOL”) reached 7,205, an increase of 4% compared to Q4 2022 and an increase of 1% compared to Q3 2023.
•
Total AVANCE AOL grew to 3,976, an increase of 21% compared to Q4 2022 and 5% compared to Q3 2023. AVANCE units comprised approximately 55% of total AOL as of December 31, 2023, up from 47% as of December 31, 2022.
o
Average Monthly Revenue per ATG aircraft online (“ARPU”) of $3,387, compared to $3,370 in Q4 2022 and $3,373 in Q3 2023.
•
Net income of $14.5 million decreased 48% from $27.7 million in Q4 2022.
o
Diluted earnings per share was $0.11 compared to $0.21 in Q4 2022.
•
Adjusted EBITDA(1) of $35.1 million, which includes approximately $1.9 million of operating expenses related to Gogo Galileo, decreased 24% compared to Q4 2022 and 19% compared to Q3 2023.
•
Cash provided by operating activities of $26.2 million in Q4 2023 decreased from $31.5 million in the prior year period.
o
Record Free Cash Flow(1) of $28.4 million in Q4 2023, an increase from $25.0 million in the prior-year period.
o
Cash, cash equivalents and short-term investments totaled $139.0 million as of December 31, 2023 compared to $110.8 million as of September 30, 2023.

•
In Q4 2023, the Company repurchased approximately 480,000 shares for a total cost of approximately $4.8 million. In January, the Company repurchased approximately 566,000 shares for a total cost of approximately $5.2 million.
•
Gogo signed a new 10-year connectivity agreement with NetJets.

Full Year 2023 Highlights

•
Total revenue of $397.6 million decreased 2% compared to 2022.
o
Record service revenue of $318.0 million increased 7% compared to 2022.
o
Equipment revenue of $79.6 million decreased 26% compared to 2022.
•
ARPU of $3,380 increased 1% compared to 2022.
•
Net income increased to $145.7 million compared to $92.1 million in 2022. The 2023 fiscal year includes a $48.1 million tax benefit.
•
Adjusted EBITDA(1) of $162.1 million decreased 7% compared to 2022.
•
Cash provided by operating activities decreased to $79.0 million compared to $103.4 million in 2022.
•
Free Cash Flow(1) increased to $82.7 million compared to $57.8 million in 2022.

“The launches of Gogo Galileo and Gogo 5G later this year will provide order-of-magnitude improvements in the network speeds we deliver to customers and significantly increase our global total addressable market,” said Oakleigh Thorne, Chairman and CEO. “And our LTE replacement program will drive conversion of our Classic product customers to our AVANCE platform, which will provide them with easy upgrade pathways to 5G and Galileo in the future.”

"Gogo’s ability to reiterate its $150 million to $200 million Free Cash Flow target in 2025 and target long-term revenue growth of approximately 15-17% from 2023-2028 is supported by our upcoming product roll outs, Gogo Galileo and Gogo 5G,” said Jessi Betjemann, Executive Vice President and CFO. "Gogo’s strategic investments will decline significantly after 2024, allowing for further flexibility for the return of capital to shareholders.”

2024 Financial Guidance and Long-Term Financial Targets

The Company provides the following guidance for 2024, which includes the impact of the Federal Communications Commission's Secure and Trusted Communications Networks Reimbursement Program ("FCC Reimbursement Program").

•
Total revenue in the range of $410 million to $425 million.
•
Adjusted EBITDA(1) in the range of $110 million to $125 million reflecting operating expenses of approximately $40 million for strategic and operational initiatives including Gogo 5G and Gogo Galileo and $4 million in legal expenses tied to the SmartSky litigation.
•
Free Cash Flow(1) in the range of $20 million to $40 million, which includes $45 million in reimbursements tied to the FCC Reimbursement Program.
•
Capital expenditures of approximately $45 million including $25 million for strategic initiatives including Gogo 5G, Gogo Galileo and the LTE network build.

The Company provides the following long-term financial targets:

•
Revenue growth at a compound annual growth rate of approximately 15%-17% from 2023 through 2028 versus the prior target of 15-17% from 2022 through 2027. The Company continues to expect that Gogo Galileo will contribute revenue beginning in 2025.

•
Annual Adjusted EBITDA Margin(1) reaching 40% in 2028 versus the prior target in the mid-40% range in 2027.
•
Reiterates Free Cash Flow(1) in the range of $150 million to $200 million in 2025, without the effect of the FCC Reimbursement program.

(1)
See “Non-GAAP Financial Measures” below

Conference Call

The Company will host its fourth quarter conference call on February 28, 2024 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the Company’s investor website at http://ir.gogoair.com.

Participants can also join the call by dialing +1 844-543-0451 (within the United States and Canada). Please use the below link to retrieve your unique conference ID to use to access the earnings call.

https://register.vevent.com/register/BI3011162f8c914b139642ae3b02fcf993

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow in the discussion above. Management uses Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. These supplemental performance measures also provide another basis for comparing period-to-period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow are not recognized measurements under accounting principles generally accepted in the United States, or GAAP. When analyzing our performance with Adjusted EBITDA or Adjusted EBITDA Margin or liquidity with Free Cash Flow, as applicable, investors should (i) evaluate each adjustment in our reconciliation to the corresponding GAAP measure, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA and Adjusted EBITDA Margin in addition to, and not as an alternative to, net income (loss) attributable to common stock as a measure of operating results, and (iii) use Free Cash Flow in addition to, and not as an alternative to, consolidated net cash provided by (used in) operating activities when evaluating our liquidity. No reconciliation of the forecasted amounts of Adjusted EBITDA for fiscal 2024, Adjusted EBITDA Margin for fiscal 2028 or Free Cash Flow for fiscal 2025 is included in this release because we are unable to quantify certain amounts that would be required to be included in the corresponding GAAP measure without unreasonable efforts, due to high variability and complexity with respect to estimating certain forward-looking amounts, and we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release. Forward-looking statements are based on our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: our ability to continue to generate revenue from the provision of our connectivity services; our reliance on our key OEMs and dealers for equipment sales; the impact of competition; our reliance on third parties for equipment components and services; the impact of global supply chain and logistics issues and inflationary trends; our ability to expand our business outside of the United States; our ability to recruit, train and retain highly skilled employees; the impact of pandemics or other outbreaks of contagious diseases, and the measures implemented to combat them; the impact of adverse economic conditions; our ability to fully utilize portions of our deferred tax assets; the impact of increased attention to climate change, ESG matters and conservation measures; our ability to evaluate or pursue strategic opportunities; our ability to develop and deploy Gogo 5G, Gogo Galileo or other next generation technologies; our ability to maintain our rights to use our licensed 3Mhz of ATG spectrum in the United States and obtain rights to additional spectrum if needed; the impact of service interruptions or delays, technology failures, equipment damage or system disruptions or failures; the impact of assertions by third parties of infringement, misappropriation or other violations; our ability to innovate and provide products and services; our ability to protect our intellectual property rights; the impact of our use of open-source software; the impact of equipment failure or material defects or errors in our software; our ability to comply with applicable foreign ownership limitations; the impact of government regulation of communication networks, and the internet; our possession and use of personal information; risks associated with participation in the FCC Reimbursement Program; our ability to comply with anti-bribery, anti-corruption and anti-money laundering laws; the extent of expenses, liabilities or business disruptions resulting from litigation; the impact of global climate change and legal, regulatory or market responses to it; the impact of our substantial indebtedness;

our ability to obtain additional financing to refinance or repay our existing indebtedness; the impact of restrictions and limitations in the agreements and instruments governing our debt; the impact of increases in interest rates; the impact of a substantial portion of our indebtedness being secured by substantially all of our assets; the impact of a downgrade, suspension or withdrawal of the rating assigned by a rating agency; the volatility of our stock price; our ability to fully utilize our tax losses; the dilutive impact of future stock issuances; the impact of our stockholder concentration and of our CEO and Chair of the Board being a significant stockholder; our ability to fulfill our obligations associated with being a public company; and the impact of anti-takeover provisions, ownership provisions and certain other provisions in our charter, our bylaws, Delaware law, and our existing and any future credit facilities.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2023 as filed with the Securities and Exchange Commission (“SEC”) on February 28, 2024 and in our subsequent quarterly reports on Form 10-Q as filed with the SEC.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is the world’s largest provider of broadband connectivity services for the business aviation market. We offer a customizable suite of smart cabin systems for highly integrated connectivity, inflight entertainment and voice solutions. Gogo’s products and services are installed on thousands of business aircraft of all sizes and mission types from turboprops to the largest global jets, and are utilized by the largest fractional ownership operators, charter operators, corporate flight departments and individuals.

As of December 31, 2023, Gogo reported 3,976 business aircraft flying with Gogo’s AVANCE L5 or L3 system installed, 7,205 aircraft flying with its broadband ATG systems onboard, and 4,341 aircraft with narrowband satellite connectivity installed. Connect with us at business.gogoair.com.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2023	2022	2023	2022
Revenue:
Service revenue	$80,908	$77,346	$318,015	$296,329
Equipment revenue	16,902	30,817	79,562	107,738
Total revenue	97,810	108,163	397,577	404,067
Operating expenses:
Cost of service revenue (exclusive of items shown below)	17,836	16,744	69,568	64,427
Cost of equipment revenue (exclusive of items shown below)	15,400	21,063	63,383	71,473
Engineering, design and development	10,424	8,241	36,683	29,587
Sales and marketing	8,049	6,932	29,797	25,471
General and administrative	16,546	13,914	57,280	58,203
Depreciation and amortization	4,679	2,574	16,701	12,580
Total operating expenses	72,934	69,468	273,412	261,741
Operating income	24,876	38,695	124,165	142,326
Other expense (income):
Interest income	(1,894)	(1,455)	(7,403)	(2,386)
Interest expense	8,249	9,430	33,056	38,872
Loss on extinguishment of debt	—	—	2,224	—
Other (income) expense, net	(582)	11	(1,315)	123
Total other expense	5,773	7,986	26,562	36,609
Income before income taxes	19,103	30,709	97,603	105,717
Income tax (benefit) provision	4,636	3,039	(48,075)	13,658
Net income	$14,467	$27,670	$145,678	$92,059

Net income attributable to common stock per share:
Basic	$0.11	$0.22	$1.12	$0.75
Diluted	$0.11	$0.21	$1.09	$0.71

Weighted average number of shares
Basic	130,061	128,447	129,753	123,268
Diluted	132,931	133,053	133,283	133,923

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$139,036	$150,550
Short-term investments	-	24,796
Total cash, cash-equivalents and short-term investments	139,036	175,346
Accounts receivable, net of allowances of $2,091 and $1,778, respectively	48,233	54,210
Inventories	63,187	49,493
Prepaid expenses and other current assets	64,138	45,100
Total current assets	314,594	324,149
Non-current assets:
Property and equipment, net	98,129	104,595
Intangible assets, net	55,647	49,509
Operating lease right-of-use assets	70,552	75,261
Other non-current assets, net of allowances of $591 and $501, respectively	25,979	43,355
Deferred income taxes	216,638	162,657
Total non-current assets	466,945	435,377
Total assets	$781,539	$759,526
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$16,094	$13,646
Accrued liabilities	47,649	60,056
Deferred revenue	1,003	3,418
Current portion of long-term debt	7,250	7,250
Total current liabilities	71,996	84,370
Non-current liabilities:
Long-term debt	587,501	690,173
Non-current operating lease liabilities	73,047	79,241
Other non-current liabilities	8,270	7,611
Total non-current liabilities	668,818	777,025
Total liabilities	740,814	861,395
Stockholders’ equity (deficit)
Common stock	14	14
Additional paid-in capital	1,402,003	1,385,933
Accumulated other comprehensive income	15,796	30,128
Treasury stock, at cost	(163,197)	(158,375)
Accumulated deficit	(1,213,891)	(1,359,569)
Total stockholders’ equity (deficit)	40,725	(101,869)
Total liabilities and stockholders’ equity (deficit)	$781,539	$759,526

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Years Ended December 31,
	2023	2022
Operating activities:
Net income	$145,678	$92,059
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	16,701	12,580
Loss on asset disposals, abandonments and write-downs	362	1,577
Provision for expected credit losses	1,233	1,047
Deferred income taxes	(49,172)	13,170
Stock-based compensation expense	21,288	19,065
Amortization of deferred financing costs and interest rate caps	3,894	3,215
Accretion of debt discount	403	456
Gain on sale of equity investment	(1,343)	—
Loss on extinguishment of debt	2,224	—
Changes in operating assets and liabilities:
Accounts receivable	4,833	(17,482)
Inventories	(13,694)	(15,517)
Prepaid expenses and other current assets	(49,891)	8,351
Contract assets	3,217	(2,164)
Accounts payable	3,658	(2,540)
Accrued liabilities	4,351	(12,031)
Deferred revenue	(2,411)	1,589
Accrued interest	(9,409)	3,647
Other non-current assets and liabilities	(2,952)	(3,617)
Net cash provided by operating activities	78,970	103,405
Investing activities:
Purchases of property and equipment	(16,267)	(43,914)
Acquisition of intangible assets—capitalized software	(7,821)	(6,000)
Proceeds from FCC Reimbursement Program for property, equipment and intangibles	1,130	—
Proceeds from interest rate caps	26,675	4,292
Redemptions of short-term investments	74,179	—
Purchases of short-term investments	(49,383)	(24,796)
Purchase of equity investment	(5,000)	—
Proceeds from sale of equity investment	6,343	—
Net cash provided by (used in) investing activities	29,856	(70,418)
Financing activities:
Repurchases of common stock	(4,822)	(18,375)
Payments on term loan	(107,250)	(7,250)
Payments on finance leases	(132)	(184)
Stock-based compensation activity	(8,230)	(2,579)
Net cash used in financing activities	(120,434)	(28,388)
Effect of foreign exchange rate changes on cash	94	13
(Decrease) increase in cash, cash equivalents and restricted cash	(11,514)	4,612
Cash, cash equivalents and restricted cash at beginning of period	150,880	146,268
Cash, cash equivalents and restricted cash at end of period	$139,366	$150,880
Cash, cash equivalents and restricted cash at end of period	$139,366	$150,880
Less: current restricted cash	—	—
Less: non-current restricted cash	330	330
Cash and cash equivalents at end of period	$139,036	$150,550
Supplemental cash flow information:
Cash paid for interest	$68,145	$41,209
Cash paid for taxes	1,004	377
Non-cash investing activities:
Purchases of property and equipment in current liabilities	$4,801	$10,688

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2023	2022	2023	2022
Aircraft online (at period end)
ATG AVANCE	3,976	3,279	3,976	3,279
Gogo Biz	3,229	3,656	3,229	3,656
Total ATG	7,205	6,935	7,205	6,935
Narrowband satellite	4,341	4,475	4,341	4,475
Average monthly connectivity service revenue per aircraft online
ATG	$3,387	$3,370	$3,380	$3,349
Narrowband satellite	301	284	298	268
Units sold
ATG	202	390	894	1,334
Narrowband satellite	42	62	174	206
Average equipment revenue per unit sold (in thousands)
ATG	$69	$67	$72	$68
Narrowband satellite	38	44	46	49

•
ATG AVANCE aircraft online. We define ATG AVANCE aircraft online as the total number of business aircraft equipped with our AVANCE L5 or L3 system for which we provide ATG services as of the last day of each period presented.
•
Gogo Biz aircraft online. We define Gogo Biz aircraft online as the total number of business aircraft not equipped with our AVANCE L5 or L3 system for which we provide ATG services as of the last day of each period presented. This number excludes commercial aircraft operated by Intelsat’s airline customers receiving ATG service.
•
Narrowband satellite aircraft online. We define narrowband satellite aircraft online as the total number of business aircraft for which we provide narrowband satellite services as of the last day of each period presented.
•
Average monthly connectivity service revenue per ATG aircraft online. We define average monthly connectivity service revenue per ATG aircraft online as the aggregate ATG connectivity service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period). Revenue share earned from the ATG Network Sharing Agreement with Intelsat is excluded from this calculation.
•
Average monthly connectivity service revenue per narrowband satellite aircraft online. We define average monthly connectivity service revenue per narrowband satellite aircraft online as the aggregate narrowband satellite connectivity service revenue for the period divided by the number of months in the period, divided by the number of narrowband satellite aircraft online during the period (expressed as an average of the month end figures for each month in such period).
•
Units sold. We define units sold as the number of ATG or narrowband satellite units for which we recognized revenue during the period.
•
Average equipment revenue per ATG unit sold. We define average equipment revenue per ATG unit sold as the aggregate equipment revenue from all ATG units sold during the period, divided by the number of ATG units sold.
•
Average equipment revenue per narrowband satellite unit sold. We define average equipment revenue per narrowband satellite unit sold as the aggregate equipment revenue earned from all narrowband satellite units sold during the period, divided by the number of narrowband satellite units sold.

Gogo Inc. and Subsidiaries

Supplemental Information – Revenue and Cost of Revenue

(in thousands, unaudited)

	For the Three Months Ended December 31,		% Change	For the Years Ended December 31,		% Change
	2023	2022	2023 over 2022	2023	2022	2023 over 2022
Service revenue	$80,908	$77,346	4.6%	$318,015	$296,329	7.3%
Equipment revenue	16,902	30,817	(45.2)%	79,562	107,738	(26.2)%
Total revenue	$97,810	$108,163	(9.6)%	$397,577	$404,067	(1.6)%

	For the Three Months Ended December 31,		% Change	For the Years Ended December 31,		% Change
	2023	2022	2023 over 2022	2023	2022	2023 over 2022
Cost of service revenue (1)	$17,836	$16,744	6.5%	$69,568	$64,427	8.0%
Cost of equipment revenue (1)	$15,400	$21,063	(26.9)%	$63,383	$71,473	(11.3)%

(1)
Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,		For the Three Months Ended September 30,
	2023	2022	2023	2022	2023
Adjusted EBITDA:
Net income attributable to common stock (GAAP)	$14,467	$27,670	$145,678	$92,059	$20,913
Interest expense	8,249	9,430	33,056	38,872	8,025
Interest income	(1,894)	(1,455)	(7,403)	(2,386)	(1,622)
Income tax provision (benefit)	4,636	3,039	(48,075)	13,658	6,728
Depreciation and amortization	4,679	2,574	16,701	12,580	4,692
EBITDA	30,137	41,258	139,957	154,783	38,736
Stock-based compensation expense	5,559	4,964	21,288	19,065	5,235
Loss on extinguishment of debt	—	—	2,224	—	—
Gain on sale of equity investment	(570)	—	(1,343)	—	(773)
Adjusted EBITDA	$35,126	$46,222	$162,126	$173,848	$43,198

Free Cash Flow:
Net cash provided by operating activities (GAAP) (1)	$26,152	$31,466	$78,970	$103,405	$18,677
Consolidated capital expenditures (1)	(5,371)	(9,982)	(24,088)	(49,914)	(5,355)
Proceeds from FCC Reimbursement Program for property, equipment and intangibles (1)	1,127	—	1,130	—	3
Proceeds from interest rate caps (1)	6,510	3,489	26,675	4,292	7,676
Free cash flow	$28,418	$24,973	$82,687	$57,783	$21,001

(1)
See Unaudited Condensed Consolidated Statements of Cash Flows

Gogo Inc. and Subsidiaries

Reconciliation of Estimated Full-Year GAAP Net Cash

Provided by Operating Activities to Non-GAAP Measures

(in millions, unaudited)

	FY 2024 Range
	Low	High
Free Cash Flow:
Net cash provided by operating activities (GAAP)	$37	$57
Consolidated capital expenditures	(45)	(45)
Proceeds from FCC Reimbursement Program for property, equipment and intangibles	8	8
Proceeds from interest rate caps	20	20
Free cash flow	$20	$40

Definition of Non-GAAP Measures

EBITDA represents net income attributable to common stock before interest expense, interest income, income taxes and depreciation and amortization expense.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense, (ii) loss on extinguishment of debt and (iii) gain on sale of equity investment . Our management believes that the use of Adjusted EBITDA eliminates items that management believes have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe that the exclusion of stock-based compensation expense from Adjusted EBITDA provides a clearer view of the operating performance of our business and is appropriate given that grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

We believe it is useful for an understanding of our operating performance to exclude the gain on sale of equity investment from Adjusted EBITDA because this activity is not related to our operating performance.

We believe it is useful for an understanding of our operating performance to exclude the loss on extinguishment of debt from Adjusted EBITDA because of the infrequently occurring nature of this activity.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our consolidated financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Adjusted EBITDA Margin represents Adjusted EBITDA divided by total revenue. We present Adjusted EBITDA Margin as a supplemental performance measure because we believe that it provides meaningful information regarding our operating efficiency.

Free Cash Flow represents net cash provided by operating activities, plus the proceeds received from the FCC Reimbursement Program and the interest rate caps, less purchases of property and equipment and the acquisition of intangible assets. We believe that Free Cash Flow provides meaningful information regarding our liquidity. Management believes that Free Cash Flow is useful for investors because it provides them with an important perspective on the cash available for strategic measures, after making necessary capital investments in property and equipment to support the Company’s ongoing business operations and provides them with the same measures that management uses as the basis of making capital allocation decisions.